Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus of the Hartford Quality Value Fund (a series of The Hartford Mutual Funds II, Inc.) and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Combined Statement of Additional Information of The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. and to the incorporation by reference of our reports dated December 30, 2016 in the Registration Statement (Form N-1A) of The Hartford Mutual Funds II, Inc. for the year ended October 31, 2016 filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 142 under the Securities Act of 1933 (Registration No. 002-11387).

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

October 31, 2017